Exhibit 99.2

CLICK COMMERCE

Moderator: Michael Ferro

July 27, 2006

5:30 pm CT

Operator:                                                                      Good afternoon. My name is Jason and I will be your conference facilitator. At this time I would like to welcome everyone to the Click Commerce Q2 2006 conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question please press star followed by the number 2 on your telephone keypad.

Presenting on today’s call are Michael Ferro, Chairman and CEO and David Arney, CFO. Also attending for the Q&A portion is Nancy Koenig, Executive Vice President of Operations.

Mr. Arney, you may begin your conference.

David Arney:                                                Thank you all for joining us this afternoon. Before we report on the second quarter I would like to read our Safe Harbor Statement.

Information contained in this release that are not historical facts and refer to the company’s future operations are forward-looking statements under the Private Securities and Litigation Reform Act of 1995.

Such statements involve expectations, beliefs, hopes, plans, or strategies regarding the future. These statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements.

Factors which could cause or contribute to such differences include. but are not limited to. success of our suite of applications, impact of acquisitions or investments in other companies, general economic trends, introduction of new products or services by competitors and securities risk and regulation related to the Internet.

We refer you to the risk factors listed in our Annual Report on Form 10-K, further reports on Form 10-Q and other reports which are on file with the Securities and Exchange Commission. The company expressly disclaims any obligation or undertaking to release publicly updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or to reflect any change in any event, condition or circumstance on which such forward-looking statement is based in whole or in part.

Now I would like to turn the call over to Michael Ferro.

Michael.

Michael Ferro:                                           Thanks, David. We are pleased to report another solid quarter for Click. This is our 12th straight quarter of profitability and increasing profits and 13th straight quarter of increased revenue.

We continue to see good momentum as more companies turn to Click for extended enterprise solutions that help them compete effectively and manage the realities of globalization.

In Q2 we saw deals in several industries, including healthcare, services, retail and oil and gas. I’d like to specifically talk about our work with the Fortune 100 big box retailer who will be using our service supply chain solution. This retailer intends to use this solution to improve their return and repair processes.

But the cost — imagine returns reaching $100 billion annually in the US alone, companies are searching for ways to keep customers happy while paying close attention to the bottom line. We are seeing good and bad lead activity from companies searching for similar solutions and they anticipate solid growth moving forward.

As you can see by our numbers, we invested heavily in hosting IT, marketing, legal, and accounting in the second quarter. These investments have prepared us for future growth by enabling us to deliver better back office support for the company, improve customer service, and meet the functional requirements of our growing customer base.

Last week’s announcement about the availability of the Click Commerce composite application framework is another way we are meeting our customers’ needs. At our customer conference on July 20 last week, we announced the framework and the immediate availability of two composite applications, extended order management and service supply chain management.

This next generation software is based on a service-oriented architecture and enables delivery of tailored solutions without the cost, development, and time required of customized software. It gives our customers the agility and flexibility to extend their enterprises, deliver world-class service, and excel in the real-time global marketplace.

Along with our composite applications we also delivered updates to major products this quarter, including our secure communication solution and our RFID enabled warehouse management software.

Now I’d like to talk about Air Force. We received a lot of phone calls about the status of this contract, and I want to clear up any confusion. We signed the Air Force contract in the second quarter. However, we did not recognize any revenue from the contract in Q2.

As we’ve stated before, we expect to realize several millions of dollars of license revenues and a similar amount of maintenance and professional services revenues related to the US Air Force contract over several years. This revenue will be recognized only as new users are deployed, therefore we expect to recognize some revenue in Q3.

Also in the second quarter, we continued to receive positive recognition from well-recognized industry publications. In June, VAR Business Magazine, read by more than 100,000 business and technology integrators, awarded Click the Ascension Award for climbing the most spots on the VAR Business 500 List. In fact we climbed 131 places over last year’s list due to our strong growth in 2005. VAR Business recognized this strong growth with a second award for the highest profit growth. Out of 500 companies, Click posted the highest growth in profits with a 33% increase over last year. The average growth profit for companies on the VAR 2006 500 List was 7%.

In addition, Supply & Demand Chain Executive Magazine named to us their Annual 100 List which recognizes 100 supply chain solution providers, consultants, and other organizations that help lead the way in transforming companies’ supply and demand chain. We were honored based on our work with Jabil Global Services, a leading warranty and repair services provider and a customer of our service supply chain solution.

To summarize, we delivered a solid second quarter performance while continuing to invest in the business to help increase future earnings. We are acutely focused on building Click for the long term. We continue to see strong cross-selling synergies with our existing installed base and with our largest attended user conference held just last week in Chicago which continued to see opportunities for organic sales growth.

Now I’d like to turn the call over to David Arney.

David Arney:                                                Thank you, Michael. I’ll provide some additional information concerning our second quarter financial results. Later in the call, I will provide additional comments about income taxes and the adjustments we have reported to arrive at the non-GAAP financial results we reported in our earnings release earlier this evening.

Revenues were $19.7 million in the second quarter, represented an increase of 48% from the second quarter of last year, approximately 22% of total revenue or $4.3 million was related to software licensing either through subscriptions or perpetual license transaction. Recurring maintenance and hosting revenues were 46% of total revenue, up slightly from the prior quarter from $9 million to $9.1 million. Services were 30% of total revenue, up slightly as a percentage from first quarter. Our GAAP net income for the second quarter was approximately $3.2 million with EPS of 24 cents, compared to prior year net income of $3.2 million with an EPS of 27 cents.

When looking at this result, you need to remember we were not a federal income taxpayer in 2005. Therefore on an apples-to-apples basis, had we been a taxpayer the prior year quarter at the current quarter’s tax rate of 33%, the prior year GAAP net income would have been $2.1 million with EPS of 18 cents. This is a significant improvement of $1.1 million of net income or more than 50% and an increase in EPS of 6 cents or 33%. We were not taxed at that effective rate in the prior year quarter and thus we recorded net income of $3.2 million with EPS of 27 cents.

Our non-GAAP net income was $4.6 million, resulting in an EPS for the second quarter of 36 cents. This compares to the prior year’s second quarter net income on a non-GAAP basis of $2.9 million, resulting in an EPS of 24 cents. A full reconciliation of non-GAAP to GAAP results was included in the earnings announcement. Please note, we do not present these non-GAAP results as being preferable to or a substitute for our GAAP results.

The product margins excluding $488,000 of non-cash amortization of developed technologies arising from our acquisition were 87%. The software product license margins were approximately 95%. Both margins were about the same as in the prior quarter.

Our services growth margin for all subscriptions, services, maintenance, and hosting was 64% in the current quarter, a slight increase from the 63% margin of the first quarter. The services margin continued to meet our expectations and our utilization rates within our professional services team remain strong. This is a result of the follow-on statements of work generated from the licenses signed in Q1, as well as those from the current quarter. Our operating expenses were up about $250,000 in the second quarter from the level in the first quarter.

Sales and marketing expenses were up about $90,000 due mainly to some accrued expenses related to our largest user conference ever, Click Planet. We also expect sales and marketing expenses to increase as a percent of revenue for the remainder of the year with a target spend percentage of 13% of revenue. R&D expenses were slightly down in Q2 over Q1 at 12% of revenue. We currently expect R&D expenses will trend down for the rest of the year and be approximately 11% of revenue for all of 2006.

G&A expenses ran at 13% of revenue in Q2. The increase in G&A is attributable to several factors. The first was an increase in information technology costs as we continued to relocate and consolidate our business units. The second was higher accounting fees associated with tax preparation, Sarbanes-Oxley compliance, and audit fees. Lastly there was additional infrastructure added to finance and administration in late Q1.

We expect that G&A costs will decrease as a percent in revenue over the remainder of 2006. Amortization of intangible assets rose slightly in Q2 from the level in Q1, due to the refined valuation estimates related to the Elance acquisition’s intangibles. Total amortization of intangibles was $1.4 million in the second quarter. We expect that this expense will be approximately $1.4 million per quarter for remaining quarters of 2006.

In accordance with Financial Accounting Standard 123R we have included in the expense related to our stock compensation program on a prospective basis in our Q2 results. The expense of $129,000 reflects the amortization of estimated stock-based compensation values of options that vest after December 31, 2005 over the respective vesting period. This non-cash charge will decrease as the stock-based compensation vests, and increase with additional stock based compensation is issued.

As we announced in our last earnings call, the company will pay income taxes in 2006. The income tax expense is reported in the second quarter with $1.6 million, giving us an effective book rate of 33%. The actual cash tax rate will be substantially lower than this as we continue to see and use our tax net operating losses. The effective tax rate of 33% is a reduction from the 41% effective tax rate in the first quarter of 2006. The full year 2006 effective tax rate is expected to range between 35% and 40%.

On the balance sheet we saw a cash decrease from $9.6 million to $12.7 million. This decrease is primarily related to the use of $8 million of cash to repurchase shares originally issued in connection with the acquisition of certain business assets from Elance, and the purchase of property and equipment for $800,000. Cash flow from operations in the quarter was a net use of $400,000. In addition we repaid a $400,000 short-term note.

Day sales outstanding for the quarter was 102 days, as compared to 101 days in the first quarter, although day sales did not improve as we expected, we have already begun to see substantial improvement in Q3. We expect our day sales outstanding to decrease throughout the remainder of the year.

Deferred revenue ended the second quarter at $14.3 million, down $1.3 million, due to normal amortization of deferred revenue, offset by new billings.

We ended the second quarter with 278 employees.

Now I’d like to turn the call back over to Michael.

Michael Ferro:                                           Thank you, David. At this point we have Nancy Koenig, our Executive Vice President of Operations joining us and we’d like to go to questions.

Operator:                                                                      At this time I would like to remind everyone in order to ask a question simply press star followed by the number 1 on your telephone keypad. Once again that was star followed by the number 1 on your telephone keypad to ask a question at this time. We will pause for just a moment to compile the Q&A roster. Please continue to hold for our first question.

Our first question of the evening comes from the line of Eric Martinuzzi.

Eric Martinuzzi:                                      Good afternoon. A question regarding the sequential…what I’m going to describe as flat trends here. Given that you had Elance around for a full quarter in Q2 and they only contributed I think it was a partial quarter in Q1, I would have thought we’d have seen sequential growth here. Can you give us some explanation because I know as we exited Q1 you anticipated growth for the remainder of the year?

Michael Ferro:                                           And we do have growth for this year. And when we usually do an acquisition we expect it to have attrition. And our attrition range is anywhere from about 20% when we buy a new company and then we usually bring it back up and it takes usually about 9 to 18 months to get their revenues back in line. But year-over-year we are up. We are up for the quarter. And, you know, we think the year has got — we’re really excited about the rest of the year. Everything looks great.

Eric Martinuzzi:                                      And when I say glad I was just saying, you know, you did 19.7 in Q1.

Michael Ferro:                                           I understand. We would have loved to have done more but we, you know, focused on is doing profitable revenue. We won’t do, you know, services work or other things like that that aren’t profitable for us.

Eric Martinuzzi:                                      Okay. And then...

Michael Ferro:                                           We’d like to do more and we’ll do more as soon as someone will give it to us.

Eric Martinuzzi:                                      Fair enough. The subscription line hasn’t budged here for the last five quarters. We’ve been $1.9 million and $2 million. Has there been attrition in that subscription line that would explain this or has it just been the inability to bring on new customers?

Nancy Koenig:                                        Well the subscription line sometimes takes a bit to build because in software as a service you’ll go through the deployment before the site goes live, before some of those subscriptions do kick in. So there’s a bit of a lag before you see an uptick in any subscription line.

Eric Martinuzzi:                                      Um, You know, I know we’ll get this in the 10-Q, the organic growth rate that you guys had the acquisitions all been around since January 1, 2005. Do you have that number for Q2?

David Arney:                                                I’m sorry, Eric. Can you ask that question again?

Eric Martinuzzi:                                      Yeah. In your 10-Q you report a pro forma organic growth rate as though the acquired properties had been around since January 1, ‘05. Do you have that organic growth calculation for Q2 ‘06 versus Q2 ‘05?

David Arney:                                                We haven’t done that calculation. It’ll be in the Q.

Eric Martinuzzi:                                      Is it fair to say that that number declined like it did in Q1?

David Arney:                                                We haven’t done the calculation yet, Eric, I’m sorry.

Eric Martinuzzi:                                      Okay thank you.

Operator:                                                                      Our next question comes from the line…Our next question comes from the line of Derrick Wood.

Derrick Wood:                                          Hi, um, I guess following up on the kind of organic growth question. What kinds of — what things do you see in your pipeline? What can you talk to to give us confidence that there’s going to be organic growth in the second half of the year?

Michael Ferro:                                           Well, you know, we already signed Air Force which we haven’t taken any revenue from yet which was a very large effort on the company’s part which was worked on for years to actually get done. And that will actually be creating quite a lot of revenue both, you know, from software, maintenance, services.

We’ve also signed some other large agreements this last quarter in every discipline from the gas and oil industry to the retail industry to, you know, traditional manufacturing. So right now things are great. You know, we can’t just keep looking at 90 days, year-over-year and this year is going to be a great year and we have signed a bunch of things but we can’t take all of the revenue.

That’s part of the issue with software as a service and subscription revenue. Or even user based revenue for adoption, which is another way to sell it as a, you know, on a softwares and service models based on users as they come online. And — but we’ve done the signings. We’re just are getting the revenue. And I think that’s one of the issues (unintelligible) looking for is Air Force revenue this quarter and we signed it but we were not able to recognize, not a penny, of Air Force revenue this quarter.

Derrick Wood:                                          Wouldn’t that have fallen in the deferred revenue line?

Michael Ferro:                                           No it does not fall into the deferred revenue line, no.

Derrick Wood:                                          Okay.

Michael Ferro:                                           It’s not in the deferred revenue line.

Derrick Wood:                                          Right. And on the license — the actual perpetual license revenue that’s kind of got the least amount of visibility. Are you still selling products in that manner? And can we see growth there or is that going to continue to come down?

Michael Ferro:                                           No, I think it’s a mix. As we go out we lead with, and no it’s not as much fun for everybody to, you know, big wins are incred… There’s going to be some and sometimes we’re not — at the senior management level really don’t want to see those big numbers coming in perpetual license but sometimes clients demand it and we saw a hybrid model which is licensed plus managed service plus hosting and maintenance.

And if we need to do that we still are going to sell it as a service but some clients prefer to do that. So you’re always going to see some perpetual licenses. In some quarters it’ll be higher. In other quarters, it’ll be lower and lower usually means we were selling more subscription. But it’s up to the customer, and it’s how customers like to buy. They like buying the model, but we will manage the software for them.

But it’s up to them if they have a capital budget or they want to expense it. So it really comes down to their own financial issues of how they structure the transaction. But every time now, we’d always like to host it, to manage it. It’s always software as a service, always.

Derrick Wood:                                          Okay. And just to follow up on your comment about new customer or customer attrition after you make acquisitions, would you say — I mean do you guys continue to sign new customers? And does that offset the attrition in acquired customers, and on a net basis would that be in a positive territory?

Michael Ferro:                                           In a very positive territory. You know, we look at — we want to make sure it’s transparent. When we buy these companies they’re never making money. And then I go and I usually cut headcount somewhere in the 30% to 40% range, which means you’re not going to increase it. And then we do our, you know, 80-20 rule. Here are the same type thing as, you know, some other companies out there where we go look at who are the 20% of the customers doing 80% of the revenue.

And then there’s some attrition from the ones that may be doing revenue but they’re not doing profits. And then you go back and look at hardly 20% of the customers are creating 80% of the revenue. And those are the ones that we put our arms around. And that’s where the attrition comes from because we are always taken the company down in size.

And we always take companies that were not profitable. You know, and best anybody’s ever that we acquired was breakeven. They’re never profitable. And so that’s what we do. And from that we turn them around and we end up having profitable companies. And the way we replace attrition is exactly what you’re selling so you’ve to sell new customers and new things which is what we’re doing every quarter.

We had new sales through all of our solution groups this quarter. Everybody sold stuff. In research and healthcare they sold four, five new deals, five new research institutions. We sold the retailers. We sold Air Force. I mean we sold some big things this quarter. So it’s been a busy quarter.

Derrick Wood:                                          On the 80 or 20% of the customers you focus on are maintenance renewal rates trending upward?

Michael Ferro:                                           Well they — we have very low attrition and maintenance but they do — we will negotiate maintenance. In some cases we have to increase it and in some cases it gets lowered, depending on their usage. And sometimes when you go to investigate customers we actually educate them if they’re not using it.

And what should they be paying because something it’s not as helpful. But in other cases we find customers are really using it and that’s when we start making our margins again because we know we can increase it in a managed service offering that they have so much transaction, so many users on it that we get to increase the number.

And that takes a little bit of time. It doesn’t happen, you know, it’s about 180 days to go through that. And you start seeing the effects as most people know most of our acquisitions have been done in the last 24 months, the majority all within the last 24 months, or half of them in the last 18 months. So we’re just starting to get some synergies out of some the acquisitions from 18 months ago like Optum.

You know, Optum we’re actually getting synergy back now, but it wasn’t that way the first year. You know, the last two that we did were Requisite and Elance, for everyone listening, and, you know, we’re just starting. You know, the Requisite synergy does not start until ‘07 which is what we went to our Board on, and that’s where the upside comes in requisite is in 2007 based on the contracts we have with some large customers.

Derrick Wood:                                          So when you say you’re getting synergies out of Optim, you’re implying that you are cross selling that product to existing customers or...

Michael Ferro:                                           Absolutely. But we’re also selling that product out. There’s been a revitalization in this returns business where we sold two or three for returns — two new customers last quarter for return and we’re getting leads in for doing returns, repairs and returns which was not a business that was kind of flat to dead for all of the companies. We’re selling new customers on repair and returns and we were suddenly getting a lot of inbound leads on repair and return software which is basically Optum and Xelus together.

Derrick Wood:                                          Okay. One more question and I’ll hand it off.

Michael Ferro:                                           Go ahead. It’s your time.

Derrick Wood:                                          All right. Well I’ll come back in the queue then. Are there any other government projects out there like the Air Force that you could target?

Michael Ferro:                                           They’re currently in the bid process for multiple, multiple government contracts right as we speak.

Derrick Wood:                                          Great. That’s it for me.

Michael Ferro:                                           This was fun, Derrick. Hey, how’s the marriage going? How’s that all working out?

Derrick Wood:                                          Ha, ha, ha.  It’s no different.

Michel Ferro:                                                 Okay.

Derrick Wood:                                          Surprisingly. I’ve been — we had been dating for eight years, so….

Michael Ferro:                                           All right so, okay.

Derrick Wood:                                          Let me get off and let someone else and I’ve got a couple of other questions.

Michael Ferro:                                           Okay.

Operator:                                                                      Our next question comes from the line of Michael Perna.

Michael Perna:                                         Well how are you guys? Can you talk about the RFID market a little bit? Where are we in that and, you know, when are we going to start to see that market pick up and you guys really start to I guess see revenue growth in that area?

Michael Ferro:                                           You know, what we’re seeing right now is we are getting things that are in RFID. But RFID are still a lot of pilots. And we’re trying to get beyond — we’re working with other large corporations — Fortune 100  companies trying to figure out some joint ventures to go out with products and software. And that we’re seeing it’s mostly early adopters still. You know, the Wal-Mart thing was the big push two years ago and that was for just track and trace.

But there’s so many articles and so many new things coming out that we are getting calls from people from managing shelves to putting other types of applications for RFID which is beyond track and trace. So it’s just — it’s mostly smaller revenue, pilot projects that we’re getting called up on and really it’s just, you know, we are not going back even one step. RFID is the future for our software business because RFID is not about just putting a little label on something to track the box.

It’s about asset management. It’s about healthcare. It’s about chemicals and what their reaction. It’s about pipes underground. There’s so many things that we’re seeing. It’s about casino chips and it all comes back to software to manage this data with different disparative partners working together and disparative systems. Click — that is why Click, we are an RFID enabler.

You know, we’re not infrastructure so we still have to wait for infrastructure to be in place, for adoption to come up, and it’s happening all over the world and we’re getting our dribs and drabs like everyone else. But there’s nobody, you know, knocking the ball out of the park today. But that’s why we like this space. This is — we’re paying our dues now.

We’re making our investments today and we think that is going to be if we just keep blocking and tackling. We don’t know if it’s a year away. We don’t know if it’s three years away. But we know it’s here. It’s coming and so that’s why we keep staying so focused on it.

Michael Perna:                                         Okay. Your acquisition strategy going forward are there any places that you’re looking to acquire product or build out your existing product line?

Michael Ferro:                                           There’s multiple — we’re in multiple talks with multiple companies as people would expect out of Click Commerce. But as you know we are, you know, we are kind of thrifty buyers. We’re opportunistic acquirers but there’s a lot of white spaces out there from field service automation to different supply chain execution application to logistics applications and we have other guys looking. We are not the only people with this strategy.

Other companies see this right now and building these supplier relationship management verticals that it’s more than, you know, people smell the RFID and some of the biggest companies in the world that we’re out seeing when we’re looking at deals we run into them looking at the same, you know, deals right now. But our deal funnel is full. We’re looking at many companies, we’re in many talks but when we do it, we always try to do every deal accretively.

Michael Perna:                                         Okay. And you just talked about other companies looking at your space. Can you talk about the competitive environment that you’re operating in?

Michael Ferro:                                           Well what we’re trying to do is some of these guys are private equity fellows and some other people are willing to pay higher multiples for some of the companies because, you know, they’re not operators. And so some they are willing. There are a lot of private equity guys who are willing to take a bet that somebody is an RFID enabler or other technology enabler that they’ll give them two or three years and buy them.

And they’re willing to pay higher multiples for some of the business than we will and that’s one of the issues. We are not going backward on our multiples. We want to stay- where we’re comfortable that the deal is accretive and that’s what our shareholders expect out of us. But we see guys out there paying much better multiples for certain things that we wouldn’t pay the multiple for. That’s the issues we see. So they’re out there paying a little bit more money to private equity guys.

Michael Perna:                                         Okay. And on the international front, can you give a little color there?

Michael Ferro:                                           Well we — as we announced, you know, we are in talks and doing things with Asia. You know, that’s where we are is trying to, you know, have more announcements on that and, you know, the next call is when we’ll be putting out announcements of that in the near future. But we have been working on getting both partnerships and other things done in Asia to start selling out there. We are working with our customers to get out to Asia markets. We’re flying out there and we’re doing everything we need to do. We do think Asia is an opportunity that Click needs to get more involved with and it’s one of those places we need to put more investment into.

Michael Perna:                                         Okay thank you very much, you guys.

Michael Ferro:                                           All right, thank you.

Operator:                                                                      Our next question comes from the line of Paul Kaump.

Paul Kaump:                                                     Good afternoon. Real quick question for you. Is there any way that you guys can quantify either in terms of maybe dollars or new accounts what sort of cross-selling activity you’ve seen year-to-date and how might that progress through the remainder of the year?

Nancy Koenig:                                        This is Nancy Koenig. I’ll answer that question. In terms of cross-selling activities, we’re seeing good activity, mostly in our service supply chain between the Xelus, formerly known as Xelus, customers and the formerly known as Optum customers. We’ve had multiple cross-selling deals that have been consummated this year. And we’re in multiple pursuits. What’s also happening is, and Michael referenced this earlier, is the power behind our marketing program is really fully coming online. So we’re also seeing customer to customer or customer to prospect referrals coming into us as well. It doesn’t address your cross-selling questions but it’s a relevant point of information.

Paul Kaump:                                                     Okay great. Thank you, Nancy.

Michael Ferro:                                           Sure.

Operator:                                                                      Okay our next question comes from the line of Robert Getz.

Robert Getz:                                                       Mike, thanks. You already answered my question relative to your acquisitions and organic growth. Thank you.

Michael Ferro:                                           Sure.

Operator:                                                                      Our next question comes from the line of Derrick Wood.

Derrick Wood:                                          So all right, back in here. I mean I think what everyone is trying to figure out is, you know, when are you guys going to start to generate some organic growth and, you know, where is it going to come from? We understand that there’s kind of some transitional issues that you have to go through with the acquisitions that you’re doing and the customer attrition. But at what point can we start to see this inflection point of finally we’ve flushed out the customers, finally we’re starting to get some cross-selling and maybe more suite sales. I mean what are the things you guys are doing to drive to that inflection point?

Michael Ferro:                                           I think we’re in a quarter that you’re going to be seeing it now in Q3. I think we had organic growth last quarter. We just had, you know, people put certain numbers down that of required revenue that has attrition, you know, things like, you know, Requisite and Elance. A lot of people put that in and their revenue wasn’t — it was lower than we had hoped, you know, when you go in there you have attrition and then we are going through organic growth. But I think you’re going to see organic growth this quarter that we’re in, right now, Q3.

Derrick Wood:                                          Well so you have the Air Force. Are there, you know, your 8-X warehouse management product, I mean that’s a new product out there. You’re getting upgrades. Aren’t you guys charging for upgrades on that? Or do you have new marketing programs in place to get new customers? Are you training your sales force to sell multiple products and understand the different products under your umbrella or — are you doing some of those things to help drive growth?

Michael Ferro:                                           We’re actually doing all of that, you know. If you were here running it you’d be seeing the marketing campaign which we never had until we really started January of this year. So when you start those things you can take 9 months to 12 months to see the fruit, sometimes 18 months is more the reality of it when you start these marketing campaigns from the time the clients call and get the leads and start working it we have 9 to 12 months sales cycles or 18-month sales cycles when you’re dealing with the government.

There’s government contracts that gosh I hope I win them all but those could start falling the next couple of quarters that we actually see some signs. Now they may not get revenue. We can possibly be signing some in the next couple of quarters but they’re all organic growth that we would not have had if we hadn’t done some of these acquisitions and merged these products together.

We wouldn’t even be getting asked for these RFPs. And we’re getting other RFPs as recently as this week. We’re getting brought to RFPs with some existing customers where they’re finally realizing we have other products to do where it just takes a little time to get inside some of these global 1000 companies, so they know it. It’s all happening. I mean right now we’re a happy company. We have — we’re a full boat of sales people. We’ve hired new sales people but we don’t have a lot of open (unintelligible) salesman because we’ve hired so many new sales people in the last 180 days.

We’ve done a lot of hiring here in Chicago, a lot of pre-sale time. We put our competency center in place. We’re bringing customers in here. Everything’s going the right direction for the company. You know, we are in great shape and of course most importantly we’re doing everything as we always say we will, responsible growth.

And so, you know, could you go spend a lot more money and have your margins go down? Sure, but we’re choosing not to do that. And we think we’re going to be just fine and we know we’re going to go grow yet this year. You know, it’s still going to be a great year. We know we’re going to be profitable this year. You know, we haven’t surprised anyone.

And, you know, we don’t give guidance intentionally because we’re about long term and not short term and obviously you’ve read all the articles in the

Financial Times and other publications where more people like Warren Buffett, etcetera want companies to act like us. Build for the long term and don’t build for 90 days. Do it profitably. Put the right infrastructure in. Last quarter we spent a lot of time because a lot of our shareholders and others wanted us to make sure our earnings call we’ve done two weeks earlier this quarter.

Derrick Wood:                                          Uh huh.

Michael Ferro:                                           And we actually moved things up. We’ve put a lot — we spent a lot of money into finance and legal and HR and IT and I know it’s not (unintelligible) but we thought that was the right thing to do for growth as it comes up now. And now we’ve done it and we’re ready.

Derrick Wood:                                          Okay. Final question, I guess, David, you know, what are some of the things you’re doing to help get cash flow generation up?

David Arney:                                                On the collection side I alluded to a little earlier, we’ve had a successful beginning of Q3. We collected $2 million the day after quarter closed. So we got started just a little bit later than I hoped to in Q2 on collections and we’ve already collected, you know, $6 million to date on this. So we feel like our accounts receivable collections is going well. In addition on the accounts payable side, we’ve had some catch-up associated from Q1.

And also we expect to see some expenses go down related to legal and accounting fees but you probably won’t see as much of, you know, during the second half of the year. So from a cash flow perspective, you know, we’re doing a better job working with our clients to get payments in more timely. And I think some of our expenses, related to the G&A side will be, from a cash flow perspective, decreasing the rest of the year.

Derrick Wood:                                          Is there an optimal level you’d like to get your DSOs at?

David Arney:                                                Yeah, you know, as we said last quarter, we think we can get that down into the 80s. It probably won’t happen next quarter but probably by the end of the year.

Derrick Wood:                                          Okay. All right. Thanks guys.

David Arney:                                                Thank you, sir.

Operator:                                                                      Our next question comes from the line of Debra Fiakas.

Debra Fiakas:                                                Thank you. Just one last question regarding your new composite framework application, will that be considered software as a service type of revenue or will it be a consulting revenue? Where will we see that one?

Nancy Koenig:                                        Yes. Hi, Debra. This is Nancy Koenig. It’s an enabling technology for us to deliver software as a service. It actually serves two purposes for us. One is it’s the underlying technology that enables us to integrate our applications together into a solution suite and our customers are asking us for that.

Two, it helps us deliver a more flexible application so that as business processes change over time you don’t have to inherently change underlying code to make that happen. So the better that we can deliver integration, the faster that and more agile we can make these applications, serves us better to deliver software as a service.

Debra Fiakas:                                                So do you anticipate that it will help reduce the sales cycle?

Nancy Koenig:                                        I think it, you know, I think the sales cycles are driven by internal project approval processes in the competitive environment in terms of sales cycle length. I think it makes us more competitive in the sales cycle.

Debra Fiakas:                                                Right. Okay thank you.

Nancy Koenig:                                        Sure.

Operator:                                                                      At this time I would like to remind everyone in order to ask a question simply press star followed by the number 1 on your telephone keypad. At this time there are no further questions. Are there any closing remarks?

Michael Ferro:                                           Thank you, everyone, for joining us. We look forward to seeing you next quarter. Thanks for your support.

Operator:                                                                      That does conclude today’s teleconference. You may now disconnect.

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